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                                 EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 1st day of February, 1998, by and between PDS Financial Corporation, a Minnesota Corporation (hereinafter referred to as "Employer"), and Johan P. Finley (hereinafter referred to as "Employee").

                                   R E C I T A L S

     WHEREAS, Employer is in the business of providing financing, leasing and equipment sales to the gaming industry.

     WHEREAS, Employee will act as President and Chief Executive Officer of Employer;

and

     WHEREAS, Employer and Employee desire to renew and amend Employee's Employment Agreement pursuant to the terms of this Agreement.


                                  A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending legally to be bound, hereby agree as follows:

     1. APPOINTMENT. Employer hereby employs Employee as President and Chief Executive Officer pursuant to the terms and provisions of this Agreement. Employee hereby agrees to use his best efforts on behalf of Employer pursuant to the terms of this Agreement.

     2. DUTIES. Employee shall carry out such duties commensurate with the title of President and Chief Executive Officer and such other duties as shall be assigned to him by Employer's Board of Directors.

     3. TERM. The term of employment ("Term of Employment" or "Term") shall commence February 1, 1998, and shall continue for five (5) years unless terminated by either party pursuant to the terms of this Agreement


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     4.   TERMINATION.  Notwithstanding the specific provisions of Paragraph 3 hereof, the Term of Employment may be terminated as set forth herein.

          4.1 TERMINATION FOR CAUSE. Notwithstanding any provision to the contrary, the Term of Employment may be terminated immediately by Employer at any time, without notice and shall be deemed terminated for cause, upon the occurrence of any of the following events:

               4.1.1. The conviction of Employee in a court of law of any crime that constitutes a felony which involves dishonest or moral turpitude; or

               4.1.2. Employee's continued, repeated and willful violation of specific written directions of the Board of Directors; or

               4.1.3. Employee's repeated and/or willful failure to perform his duties in accordance with the provisions of this Agreement after written notice from the Board of Directors and Employee's failure or refusal to resolve such matters within a reasonable period of time.

     In the event of termination for cause, Employee shall not be entitled to receive salary, severance pay or employee benefits other than as required by law.

          4.2 TERMINATION OF CONTRACT BY EMPLOYEE. Notwithstanding anything to the contrary in this Agreement, Employee shall have the right to terminate the Term of Employment at any time, upon thirty (30) day's notice to Employer. Employer shall have the option to require Employee to work during the notice period, or may accept Employee's resignation effective immediately

          4.3 OTHER TERMINATION. In the event of Employee's death or if Employee is determined by a licensed physician of the state in which Employee maintains his permanent residence to be mentally incompetent, Employer may terminate this Agreement; provided, however, that Employee or Employee' surviving spouse or heirs, as the case may be, shall receive Employee's Base Salary for the remaining Term of this Agreement, or for two years, whichever is greater, which sum shall be payable in equal installments on the 1st and 15th day of each month during the remaining Term.

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     5.   COMPENSATION.  For all services to be rendered by Employee, during the first year of this Agreement, Employee shall receive a salary equal to $27,083 per month, payable in equal installments on the 1st and 15th day of each month or any other period designated by the Company, subject to annual increases as recommended by the Compensation Committee and approved by the Board of Directors.

As additional compensation to Employee during the Term of this Agreement, Employer's Board of Directors shall establish and approve on an annual basis EPS (Earnings per share) Projections for Employer (the "Approved Projections"), which shall become an attachment to the agreement. If Employer achieves and maintains 50 percent of the Approved Projections for any year (the "Base Level"), Employer shall pay to Employee, as additional compensation, a sum equal to $50,000. If Employer achieves 75 percent of the Approved projections during any year, Employer shall pay to Employee, as additional compensation, an additional $50,000. If Employer achieves 100 percent of the Approved Projections, Employer shall pay to Employee, as additional compensation, an additional $50,000. For every 25% above 100% that Employer achieves during any year, Employer shall pay to Employee, as additional compensation, an additional $50,000 per increase, pro rata.

     6. EXPENSES - Upon submission of proper vouchers or receipts, Employer will pay or reimburse Employee for authorized travel or entertainment expenses relating to Employer's customers and other employees as are reasonably incurred by him in accordance with Employer's entertainment expense policies and in connection with the business of Employer, during the Term of Employment.


     7. BENEFITS - Employee will be entitled to benefits as outlined in the Employee Handbook which includes insurance, retirement and other benefits as are generally available to salaried employees of Employer, subject to any limitations on such benefits to officers, directors or highly paid employees in order that such benefit programs qualify under Federal or State law for favored tax or other treatment. Such benefits may be changed from time to time by Employer.

Employer agrees to provide Employee with an automobile of Employee's selection and Employer shall reimburse Employee for all expenses incurred in connection with insurance, maintenance and use of said automobile. In the event of termination of this Agreement, Employer shall transfer title to the vehicle to Employee for a sum equal to the net book value of the automobile, which shall be considered additional compensation to Employee.

Company will provide Employee with Life Insurance renewable annually to be paid to his designated beneficiary in the amount not to exceed an annual premium of $20,000.00.


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If during the Term of Employment, Employer is sold either through a transaction involving the sale of a majority of Employer's stock to a single purchaser (or to a group of purchasers) or through a transaction involving the sale of the majority of Employer's assets, Employer shall pay to Employee a Sale Bonus equal to two (2) years of Base Compensation in effect at the time of the sale. The Sale Bonus shall be payable in a single payment due within 30 days of completion of the sale. In addition to the Sale Bonus, if Employer is sold through a transaction involving the sale of the majority of Employer's stock for a per share price equal to 130% of the average stock price for the previous 180 days, Employer shall pay to Employee a Premium Bonus equal to two (2) years of the Base Compensation in effect at the time of the sale. The Premium Bonus shall be payable in a single payment due within 30 days of completion.

     8. STOCK OPTIONS - Employer will grant to Employee 25,000 options per year to purchase shares of Employer's common stock over a five-year period. Employee's stock option rights will be more fully defined in a separate agreement.

     10. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of employment, Employee will have knowledge of Employer's process, data, techniques, computer software or hardware, trade secrets, clients, plans for marketing and expansion, and other information that is proprietary in nature with respect to Employer and the conduct of Employer's business (collectively
"Confidential Information").   During the Employment Term and following the
termination of this employment, for whatever reason, Employee agrees not to disclose, divulge, make public, or use to the detriment of Employer, whether for the benefit of himself or others, any Confidential Information except as is permitted or required in the performance of Employee's duties for Employer or as is authorized in writing by Employer. Upon termination of Employee's employment, he shall return to Employer all Confidential Information in whatever format and including any and all copies. The covenants provided in this Section shall survive the termination of Employee's employment and this Agreement.

     11.  COVENANT NOT TO COMPETE.

          11.01 During the Employment Term and for a period of two (2) years following the termination of the employment, for whatever reason, except as excluded in Section 4.3., Employee agrees not directly or indirectly, to engage in any business which is in competition with that of Employer within the United States of America or Canada (including federally recognized Indian reservations) (the "Territory"). For purposes of this provision, Employee will be deemed to engage in a business by accepting employment with, rendering service to, or participating as a shareholder, director, officer, employee, consultant, independent contractor, sales representative or serving in any capacity similar to the foregoing on behalf of said business. A business shall be deemed to be in competition with Employer if its primary business is leasing, financing, reconditioning or selling used gaming or gambling equipment, or furniture, fixtures or equipment designated for use or installation in gambling facilities, and/or it engages in origination or securitization of leases involving gaming equipment and/or gaming related equipment.

          11.02 During the Employment Term and for a period of two (2) years following the termination of the employment, for whatever reason, Employee agrees not, directly or


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indirectly, on his own account or for another, to either solicit any customer or business of Employer nor to divert any customer or business from Employer.

          11.03 During the Employment Term and for a period of two (2) years following the termination of the employment, for whatever reason, Employee agrees not directly or indirectly, to solicit for employment or employ any employee or independent contractor of Employer.

          11.04 In consideration for the two (2) years non-compete period the Employee will receive two (2) years of base salary paid monthly as severance pay.

12.  MISCELLANEOUS PROVISIONS


          12.01 Governing Law - This Agreement shall in all respects be subject to, and governed by, the laws of the State of Nevada

          12.02 Severability - The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability or any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

          12.03 Waiver - A party's failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by the party or any other party.

          12.04 If Employer requests that Employee assist in litigation or administrative proceedings in which Employee has knowledge or had involvement during Employee's term of Employment, Employer shall reimburse Employee within 30 days for all documented and submitted expenses incurred in providing such services.

          12.05 Notice - Notices to or for the respective parties shall be given in writing and delivered in person or mailed by certified or registered mail, return receipt requested, addressed to the respective party at the address set out below, or at such other address as either party may elect to provide in advance in writing to the other party:

               EMPLOYEE:      Johan P. Finley

               EMPLOYER:      PDS Financial Corporation

                              c/o Orine Green, Human Resources Manager

                              6171 McLeod Dr.

                              Las Vegas, NV  89120-4048


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          12.06     Assignment - This Agreement, together with any amendments
     hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

          12.07 Amendments - This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and the Employee.

          12.08 Entire Agreement - Except for the separate documents referenced above, this Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the Employee by Employer not contained herein shall be of any force or effect.

          12.09 Binding Arbitration; Injunctive Relief - Any controversy, dispute, or claim arising under this Agreement which cannot be resolved to the mutual satisfaction of the parties hereto shall be determined by arbitration in the City of Las Vegas, Nevada, pursuant to the provisions of the Nevada Uniform Arbitration Act. If the parties can agree on the selection of an arbitrator, then the decision or award of that arbitrator shall be final and binding on the parties. If they are unable to agree on the arbitrator, each party shall select one arbitrator within fifteen (15) days after demand for arbitration, and the two arbitrators so selected shall select a third arbitrator within fifteen (15) days following their initial selection. Any decision by two of the three arbitrators shall be final and binding on the parties. Any decision or award under this Section
     7.09 may be entered and a judgment obtained thereon in the Eighth Judicial District Court of the State of Nevada. The nonprevailing party shall reimburse the prevailing party for its reasonable attorneys' fees and costs incurred in connection with the arbitration and/or court action. In the event that a violation of this Agreement warrants injunctive relief, including a violation of Sections 11.01, 11.02 or 11.03, the party who desires such relief shall be entitled to seek such relief in the Eighth Judicial District Court of the State of Nevada.

          12.10 Burden and Benefit - This Agreement shall be binding upon, and shall inure to the benefit of, the Employer and Employee, and their respective heirs, personal and legal representatives, successors, and assigns.

          12.11 References to Gender and Number Terms - In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.


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          12.12     Headings - The various headings in this Agreement are
     inserted for convenience only and are not part of this Agreement.



     IN WITNESS WHEREOF, the parties have caused this instrument to be executed the day and year first written above.

     "EMPLOYER"                              "EMPLOYEE"


PDS FINANCIAL CORPORATION


By:
   ------------------------------       -------------------------------
  Its:                                  Johan P. Finley
      ---------------------------



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